Exhibit 99.2

GrabAGun Nominates Donald Trump Jr. and Post-Closing Board of Directors and Advances Plans for Upcoming Public Listing

Donald Trump Jr., Blake Masters, Chris Cox, Colion Noir, Dusty Wunderlich, Marc Nemati and Matt Vittitow nominated to board of future publicly traded company

GrabAGun and Colombier Acquisition Corp. II file Form S-4 with the SEC, a critical milestone in go-public transaction

Coppell, Texas and Palm Beach, Florida – March 24, 2025 – Metroplex Trading Company LLC, d.b.a. GrabAGun.com (the “Company” or “GrabAGun”), an online retailer of firearms, ammunition and related accessories, and Colombier Acquisition Corp. II (“Colombier II”) (NYSE: CLBR), a special purpose acquisition company led by Omeed Malik, a distinguished entrepreneur and investor with extensive experience in digital marketplace transactions, today announced the filing of a registration statement on Form S-4 (as may be amended, the “Registration Statement”) with the U.S. Securities and Exchange Commission ("SEC"), which includes a preliminary proxy statement/prospectus in connection with the proposed business combination (“Business Combination” or “Transaction”) that is the subject of the Business Combination Agreement entered into by Colombier II and GrabAGun on January 6, 2025 (“Merger Agreement”). The Registration Statement was filed by GrabAGun Digital Holdings Inc. (“GrabAGun Digital”), which will be the post-Business Combination public company. Contained in the Registration Statement is a proposal to nominate the distinguished individuals set forth below to the post-Transaction public company board of directors (“GrabAGun Digital Board”). In connection with the Business Combination, the parties will apply for the securities of GrabAGun Digital to be listed on the New York Stock Exchange (“NYSE”) under the proposed symbols “PEW” and “PEWW”.

GrabAGun Digital Board Nominees

In addition to Marc Nemati, GrabAGun’s President and Chief Executive Officer, and Matthew Vittitow, GrabAGun’s Chief Operating Officer, each of whom will hold equivalent positions with GrabAGun Digital, the Registration Statement identifies the following individuals as nominees to the post-closing GrabAGun Digital Board, subject to approval at a special shareholder meeting Colombier II will convene prior to the Transaction closing:

●	Donald Trump Jr. has served as a Partner at 1789 Capital, an investment firm that provides financing to companies in the budding EIG economy, since November 2024. Mr. Trump has served as an Executive Vice President at The Trump Organization since September 2001, where he helps oversee the company’s extensive real estate portfolio, media and other business interests around the globe. Over the course of his career, Mr. Trump has played a critical role in many of the company’s most successful real estate development projects, including the Trump International Hotel & Tower in Chicago, Trump International Hotel in Washington D.C. and many others. Mr. Trump’s involvement in those projects was extensive, ranging from the initial deal evaluation stage, analysis and pre-development planning to construction, branding, marketing, operations, sales, and leasing. Mr. Trump has also spearheaded efforts to further expand the Trump brand globally and has overseen large segments of The Trump Organization’s commercial leasing business involving properties such as Trump Tower on Fifth Avenue and 40 Wall Street in downtown Manhattan. Since December 2024, Mr. Trump has served on the board of directors of PSQ Holdings, Inc. (NYSE: PSQH). Since December 2024, Mr. Trump has served as a consultant to GrabAGun. Since March 2024, Mr. Trump has served on the board of directors of Trump Media & Technology Group Corp. (NASDAQ: DJT). In addition to his real estate interests, Mr. Trump is an accomplished and sought-after speaker. He has spoken extensively throughout the United States and around the world and maintains an influential social media presence. He was also featured as an advisor on the highly acclaimed NBC shows “The Apprentice” and “The Celebrity Apprentice.” Mr. Trump received his bachelor’s degree in Finance and Real Estate from the Wharton School of Finance at the University of Pennsylvania.

●	Colion Noir is an attorney, Second Amendment rights advocate, and influential media personality. Mr. Noir’s legal practice in Texas is focused on Second Amendment rights. Mr. Noir’s commentary on gun rights led to his collaboration with the National Rifle Association (“NRA”) in 2013. In May 2014, he hosted the web series “NOIR,” combining his legal expertise with his passion for firearms to engage a broad audience. Beyond his work with the NRA, Mr. Noir has established a significant digital presence. Through his YouTube channel, he provides insightful commentary on firearm-related topics, legal analyses, and discussions on constitutional rights. Mr. Noir’s contributions extend to traditional media as well. His media appearances include guest spots on platforms such as “The Joe Rogan Experience” and HBO’s “Real Time with Bill Maher,” where he discusses topics ranging from gun rights to broader social issues. Mr. Noir received his Bachelor of Arts in Political Science from the University of Houston, followed by a Juris Doctor from the Thurgood Marshall School of Law at Texas Southern University.

●	Chris Cox has been the President of Capitol 6 Advisors LLC, a consulting firm that provides long-range strategic public policy and public affairs consulting, crisis management and brand positioning services, since July 2019 and the President of Caliber Contact, a company providing campaign services, since April 2023. Mr. Cox served various roles at the National Rifle Association of America (“NRA”), most recently as the Executive Director of the NRA’s Institute for Legislative Action from April 2002 to July 2019. Mr. Cox has appeared on a variety of national news programs and networks, including Fox News Sunday, Tucker Carlson Tonight, Hannity, The Kelly File with Megyn Kelly, This Week with George Stephanopoulos, CNN, ABC, NBC and CBS. He has been published in The New York Times, the Washington Post, and other publications and was a primetime speaker during the 2016 Republican National Convention. Mr. Cox is a graduate of Rhodes College in Memphis.

●	Blake Masters has been a director of PSQ Holdings, Inc. since July 2023. Mr. Masters is a successful entrepreneur and venture capital investor. Mr. Masters co-founded Judicata, Inc., a legal intelligence software company, in 2012 and served as its co-founder until 2014. From February 2018 to March 2022, Mr. Masters was the Chief Operating Officer of Thiel Capital, an investment firm that specializes in the technology sector. From July 2015 to March 2022, Mr. Masters also served as the President of the Thiel Foundation, a nonprofit that promotes science and innovation, and currently serves on the foundation’s board of directors. Mr. Masters was Arizona’s GOP nominee for the U.S. Senate in 2022. In 2014, Mr. Masters co-authored with Peter Thiel, the book “Zero to One: Notes on Startups, or How to Build the Future,” which quickly became a #1 New York Times bestseller in the U.S., selling more than 3 million copies globally. Mr. Masters received his J.D. from Stanford Law School and his B.S. degree in Political Science from Stanford University.

●	Dusty Wunderlich has been a director of PSQ Holdings, Inc. (NYSE: PSQH) (“PublicSq”) since March 2024 and has served as its Chief Strategy Officer since June 2024. Prior to joining the board of PublicSq, he served as Chief Executive Officer and a director of Credova Holdings, Inc. (“Credova”), a provider of point-of-sale financing solutions, from September 2020 until its acquisition by PublicSq in March 2024. Mr. Wunderlich was managing member of Red Rock Armory, LLC, an investment firm, from January 2021 until March 2024, and was managing member of ALMC, LLC, a consulting firm, from May 2017 to August 2020. Prior to that, Mr. Wunderlich served as Chief Executive Officer of Bristlecone, Inc., a provider of point-of-sale financing solutions, from 2014 to 2017, and as Principal of DCA Partners, a boutique investment banking and private equity firm, from 2011 to 2013. Mr. Wunderlich received both a bachelor’s degree in finance and economics and an MBA from Missouri State University.

Announcement Commentary

“In today’s crowded retail landscape, consumers are increasingly favoring online retail as a means to purchase products that meet their needs,” said Mr. Trump. “Never before have consumers had the ability to exercise their Second Amendment rights in the truly innovative and pioneering way that GrabAGun offers them. With its industry-leading technology stack and secure platform, GrabAGun enables Americans to legally purchase firearms and related products in an easy-to-navigate, consumer friendly, affordable and accessible way. Hand-in-hand with the Colombier II team and my support, GrabAGun is well-positioned for growth as a category leader, and I look forward to GrabAGun Digital’s bright future.”

Mr. Nemati, GrabAGun’s President and Chief Executive Officer, commented: “Today marks a significant milestone in our journey to bring GrabAGun and our technology-driven firearms platform to the public markets. Our commitment to innovation and a seamless digital experience continues to set us apart as we move forward in this exciting next chapter. We welcome enthusiastically the nominees to the GrabAGun Digital Board, who are leaders in our industry. Our consultant Donald Trump Jr., together with Omeed Malik and the rest of the Colombier II team, continue to demonstrate the immense value that they can unlock for our company as our partners throughout this Transaction. We embrace this path towards bringing more awareness to our leading, tech-first firearms shopping experience and the plentiful opportunities ahead.”

"GrabAGun continues to showcase its robust financial profile as they fervently defend the 2A rights of Americans by providing streamlined, digital access to a large assortment of firearms for all enthusiasts,” Omeed Malik, Colombier II CEO and Chairman, said. “As we continue to partner with them on this transformative go-public transaction, we are confident in their ability to continue executing their growth plans, attract new customers and modernize the firearms-purchasing experience.”

Background Information on the Business Combination

On January 6, 2025, GrabAGun, GrabAGun Digital and Colombier II entered into the Merger Agreement to consummate a business combination transaction, as further described in the Registration Statement, which the parties expect to be completed in the summer of 2025, subject to regulatory approvals and other customary conditions. In connection with the closing of the Transaction, the parties will apply to list the securities of the resulting public company, named GrabAGun Digital Holdings Inc., on the NYSE under the proposed symbols “PEW” and “PEWW”. Colombier II shares currently trade on the NYSE under the symbol “CLBR”.

Additional information about the proposed Business Combination can be found in the Registration Statement filed by GrabAGun Digital Holdings Inc., and in other public filings of Colombier II, which are available, free of charge, on the SEC’s website at sec.gov.

In connection with the Business Combination, Ellenoff Grossman & Schole LLP is serving as legal counsel to Colombier II and Olshan Frome Wolosky LLP is serving as legal counsel to GrabAGun.

About GrabAGun

We are defenders. We are sportsmen. We are outdoorsmen. We believe that it is our American duty to help everyone, from first-time buyers to long-time enthusiasts, understand and legally secure their firearms and accessories. That’s why our arsenal is fully packed, consistently refreshed, and always loaded with high-quality, affordable firearms and accessories. Industry-leading brands that GrabAGun works with include Smith & Wesson Brands, Sturm, Ruger & Co., SIG Sauer, Glock, Springfield Armory and Hornady Manufacturing, among others.

GrabAGun is a digitally native eCommerce retailer of firearms and ammunition, related accessories and other outdoor enthusiast products. Building on the Company’s proprietary software expertise, the Company’s eCommerce site has become one of the leading firearm retail websites. In addition to its eCommerce excellence, GrabAGun has developed industry-leading solutions for supply chain management, combining dynamic inventory and order management with AI-powered pricing and demand forecasting. These advancements enable seamless logistics, efficient regulatory compliance and a streamlined experience for customers.

About Colombier Acquisition Corp. II

Colombier II is a blank check company formed for the purpose of effecting a merger, capital share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. While Colombier II may pursue an acquisition opportunity in any business, industry, sector or geographical location, it intends to focus on industries that complement the management team’s background and network, such as companies categorized by Entrepreneurship, Innovation and Growth (EIG), including but not limited to parallel economies, the return of products and services developed within the United States, sectors with impaired value due to certain investor mandates and businesses within regulated areas that are disrupting inefficiencies related thereto. Please visit the Colombier II investor relations page at https://www.colombierspac.com/.

Additional Information and Where to Find It

GrabAGun Digital has filed with the SEC the Registration Statement on Form S-4, which includes a preliminary proxy statement of Colombier II and a prospectus in connection with the proposed Business Combination among Colombier II, GrabAGun Digital and GrabAGun pursuant to the Merger Agreement. The definitive proxy statement and other relevant documents will be mailed to shareholders of Colombier II as of a record date to be established for voting on the proposed Business Combination. SHAREHOLDERS OF COLOMBIER II AND OTHER INTERESTED PARTIES ARE URGED TO READ, WHEN AVAILABLE, THE PRELIMINARY PROXY STATEMENT, AND AMENDMENTS THERETO, AND THE DEFINITIVE PROXY STATEMENT IN CONNECTION WITH COLOMBIER II’S SOLICITATION OF PROXIES FOR THE SPECIAL MEETING OF ITS SHAREHOLDERS TO BE HELD TO APPROVE THE BUSINESS COMBINATION BECAUSE THESE DOCUMENTS CONTAIN IMPORTANT INFORMATION ABOUT COLOMBIER II, GRABAGUN, GRABAGUN DIGITAL AND THE BUSINESS COMBINATION. Shareholders are able to obtain copies of the Registration Statement and the joint proxy statement/prospectus, without charge on the SEC’s website at www.sec.gov or by directing a request to: Colombier Acquisition Corp. II, 214 Brazilian Avenue, Suite 200-J, Palm Beach, FL 33480, email: CLBR@icrinc.com.

Participants in the Solicitation

GrabAGun Digital, Colombier II, GrabAGun and their respective directors, executive officers and members, as applicable, may be deemed to be participants in the solicitation of proxies from the shareholders of Colombier II in connection with the Business Combination. Colombier II’s shareholders and other interested persons may obtain more detailed information regarding the names, affiliations and interests of certain of Colombier II executive officers and directors in the solicitation by reading Colombier II’s final prospectus filed with the SEC on November 20, 2023 in connection with Colombier II’s initial public offering (“IPO”), Colombier II’s Annual Report on Form 10-K for the year ended December 31, 2024, as filed with the SEC on March 11, 2025, and Colombier II’s other public filings with the SEC. A list of the names of such directors and executive officers and information regarding their interests in the Business Combination, which may, in some cases, be different from those of shareholders generally, are set forth in the Registration Statement relating to the Business Combination. These documents can be obtained free of charge from the source indicated above.

Forward-Looking Statements

This communication contains certain “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements may be identified by the use of words such as “estimate,” “plan,” “forecast,” “intend,” “may,” “will,” “expect,” “continue,” “should,” “would,” “anticipate,” “believe,” “seek,” “target,” “predict,” “potential,” “seem,” “future,” “outlook” or other similar expressions that predict or indicate future events or trends or that are not statements of historical matters, but the absence of these words does not mean that a statement is not forward-looking. These forward-looking statements include, but are not limited to, references with respect to the anticipated benefits of the proposed Business Combination; GrabAGun’s ability to successfully execute its expansion plans and business initiatives; the sources and uses of cash of the proposed Business Combination; the anticipated capitalization and enterprise value of the combined company following the consummation of the proposed Business Combination; and expectations related to the terms and timing of the proposed Business Combination. These statements are based on various assumptions, whether or not identified in this press release, and on the current expectations of GrabAGun’s and Colombier II’s management and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as and must not be relied on by any investor as a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of GrabAGun and Colombier II. These forward-looking statements are subject to a number of risks and uncertainties, including the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement; the risk that the Business Combination disrupts current plans and operations as a result of the announcement and consummation of the transactions described herein; the inability to recognize the anticipated benefits of the Business Combination; the inability of GrabAGun to maintain, and GrabAGun Digital to obtain, as necessary, any permits necessary for the conduct of GrabAGun’s business, including federal firearm licenses issued pursuant to the Gun Control Act, 18 USC 921 et seq. and special occupational taxpayer stamps issued pursuant to the National Firearms Act, 26 USC 5849 et seq.; the disqualification, revocation or modification of the status of those persons designated by GrabAGun as Responsible Persons, as such term is defined in 18 U.S.C. 841(s); the ability to maintain the listing of Colombier II’s securities on a national securities exchange; the ability to obtain or maintain the listing of GrabAGun Digital’s securities on the NYSE following the Business Combination; costs related to the Business Combination; changes in business, market, financial, political and legal conditions; risks relating to GrabAGun’s operations and business, including information technology and cybersecurity risks, and deterioration in relationships between GrabAGun and its employees; GrabAGun’s ability to successfully collaborate with business partners; demand for GrabAGun’s current and future offerings; risks that orders that have been placed for GrabAGun’s products are cancelled or modified; risks related to increased competition; risks that GrabAGun is unable to secure or protect its intellectual property; risks of product liability or regulatory lawsuits relating to GrabAGun’s products; risks that the post-combination company experiences difficulties managing its growth and expanding operations; the risk that the Business Combination may not be completed in a timely manner, or at all, which may adversely affect the price of Colombier II’s securities; the risk that the Business Combination may not be completed by Colombier II’s business combination deadline and the potential failure to obtain an extension of the business combination deadline if sought by Colombier II; the failure to satisfy the conditions to the consummation of the Business Combination; the outcome of any legal proceedings that may be instituted against GrabAGun, Colombier II, GrabAGun Digital or others with respect to the proposed Business Combination and transactions contemplated thereby; the ability of GrabAGun to execute its business model; and those risk factors discussed in documents of GrabAGun Digital and Colombier II filed, or to be filed, with the SEC. If any of these risks materialize or our assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that neither Colombier II nor GrabAGun presently know or that Colombier II and GrabAGun currently believe are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect Colombier II’s, GrabAGun Digital’s and GrabAGun’s expectations, plans or forecasts of future events and views as of the date of this press release. Colombier II, GrabAGun Digital and GrabAGun anticipate that subsequent events and developments will cause Colombier II’s, GrabAGun Digital’s and GrabAGun’s assessments to change. However, while Colombier II, GrabAGun Digital and GrabAGun may elect to update these forward-looking statements at some point in the future, Colombier II, GrabAGun Digital and GrabAGun specifically disclaim any obligation to do so. Readers are referred to the most recent reports filed with the SEC by Colombier II. Readers are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by U.S. federal securities law.

Contacts:

Investors & Media

CLBR@icrinc.com

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